Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, February 17, 2009 — U. S. Trust, as Trustee of the Marine Petroleum Trust (NASDAQ: MARPS), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.301562 per unit, payable on March 30, 2009, to unit holders of record on February 27, 2009.
     This distribution is 66% lower than the $.885216 distributed last quarter. It consists of oil and gas royalties collected during the months of November and December of 2008 and January 2009. Receipts during these months are from natural gas produced during the months of August, September, and October of 2008 and oil produced during the months of September, October, and November of 2008. A large number of wells were shut-in during these production months because of Hurricane Gustav. Marine’s receipts from the leases in the Louisiana Offshore were down 82% this quarter which was offset some by a 17% increase in revenue from its equity interest in Tidelands Royalty Trust “B”.
     The Mineral Management Service (MMS), a division of the U.S. Government, reported on February 11th that it is expected that a majority of the remaining oil production shut-in wells would be restored by late March and that the remaining shut-in gas wells would be fully restored by late in May 2009. Repair time, however, can be affected by weather conditions and availability of materials. Marine is not able to determine how many, if any, of the remaining shut-in oil and gas wells are located on leases that it receives royalties from.
     Effective November 1, 2008, American Stock Transfer & Trust Company (“AST”) will serve as the new transfer agent and registrar for Marine Petroleum Trust. Unitholders with registered accounts can contact AST with questions relating to transfer instructions, change of addresses, direct deposit of distribution checks, and any other account related questions. The toll free number to call AST is 1-800-758-4672.
     For more information on Marine Petroleum Trust, including current financial reports and in mid-February the 2008 tax information, please visit our website at http://www.marps-marinepetroleumtrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 800.985.0794